Exhibit 10.1

AGREEMENT FOR RE-ENGINEERING AND MANUFACTURE OF NEW BDS DEVICE

THIS AGREEMENT is made and entered into as of the date last entered below and upon the payment of $20,000 to GT for previous services provided, which payments must be made to GT by no later than August 15, 2010 ("the Effective Date"), by and between Guided Therapeutics, Inc. ("GT"), a corporation having an address of 5835 Peachtree Corners East, Suite D, Norcross, GA 30092 and Biofield Corp. ("BZEC"), a Delaware corporation, having an office at 175 Strafford Avenue, Wayne, PA 19087.  In addition, prior to commencing work on the subject project, GT shall receive a further payment from BZEC of $250,000 towards the re-engineering and development of that certain BDS technology, which payment must be made to GT no later than January 30, 2011.

WHEREAS, MARK FAUPEL, PhD ("DR. FAUPEL") owns the exclusive rights in and to technology relating to electrical and ionic methods, apparatus, and devices for the in vivo and in vitro screening and diagnosis of disease states, including the technology described in more detail below,

AND WHEREAS, BZEC has entered into an agreement with DR. FAUPEL of even date herewith, to obtain the exclusive rights to utilize the technology described herein and eventual ownership of same,

NOW THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions

As used herein:

1.1 "Licensed Technology" means any technology pertaining to the utilization of electrical, electropotential, or electrical impedance, for the noninvasive screening, detection, or diagnosis of disease states in an organism, including but not limited to:

(a) The patent application which describes the invention of utilizing extremely low frequency electromagnetic fields for the screening and diagnosis of disease states in an organism, and

1.2 "Licensed Method" means any method which is claimed in a patent application.

1.3 "Licensed Product(s)" means any product, including devices and disposable components of the device system, which are claimed in a patent application.

1.4 "Agreement" means this Agreement including all Exhibits attached to this Agreement together with any written amendments of any of the foregoing.

2.  License

2.1  License.  Pursuant to that certain Agreement between BZEC and DR. FAUPEL, DR. FAUPEL has granted to BZEC the exclusive right and license to use and exploit the Licensed Technology to make, have made, use, market, lease, and sell Licensed Products and, if that agreement is fulfilled BZEC will own the IP rights to the Licensed Technology.

2.2  Developmental Information.  Upon execution of this Agreement and the Agreement with DR. FAUPEL, DR. FAUPEL shall provide GT with the Licensed Technology and all information relating to the development of the Licensed Technology, including but not limited to blueprints, working drawings, and data and information relating to manufacture of Licensed Products.

2.3  Ownership of Technology.  Upon the payment by BZEC of all monies agreed to be paid to DR. FAUPEL under the Agreement between DR. FAUPEL and BZEC, the latter will then own the Licensed Technology and all information relating to the development of the Licensed Technology, including but not limited to blueprints, working drawings, and data and information relating to manufacture of Licensed Products.  If the Agreement between DR. FAUPEL and BZEC fails, then exclusive title to the Licensed Technology and all information relating to the development of the Licensed Technology, including but not limited to blueprints, working drawings, and data and information relating to manufacture of Licensed Products shall remain with DR. FAUPEL.

3.  Development and Re-engineering

3.1  GT agrees to use all reasonable efforts to develop the new Biofield BDS Device ("Work"), as follows:

(a)  Plan.  The method and approximate timing of the development and re-engineering of the new Biofield Device is set forth in Exhibit "A," hereto;

(b)  Cost.  Approximately $400,000 to $500,0000 (see Exhibit "A");

(c)  Timing.  Payment of the initial $250,000 must be made to GT no later than January 30, 2011.  Completion of the re-engineering and development phase is expected to occur within six (6) months of payment of the $250,000 to GT and agreement by both BZEC and GT on product specifications, not including CE inspection.

(d)  Interim Payments.  Within sixty (60) of the initial payment and GT's commencement of Work, BZEC will pay $125,000 to GT.  Should GT not receive this payment, GT reserves the right, at its sole discretion, to cease further work until it receives the said payment or the Agreement terminates in accordance with paragraph 7.1, below.

(e)  Final Payment.  Within thirty (30) days before the scheduled CE inspection, BZEC will pay to GT the balance due.  Should GT not receive this payment, GT reserves the right, at its sole discretion, to cease further work until it receives the said payment or the Agreement terminates in accordance with paragraph 7.1, below.

4.  Manufacture of Units

4.1  Number of Units.  GT shall manufacture a minimum of 100 Biofield Prototypes at cost (including parts, labor, warranty and overhead) plus a profit margin of thirty-five (35%) percent.

4.2  Additional work.  Any other work requested of GT by BZEC beyond the scope of the development, re-engineering and manufacturing described in sections 3 and 4.1 above,  will be quoted in advance and then accepted (by Purchase Order) or rejected by BZEC.

5.  Additional Services.

5.1  Any other services requested by BZEC of GT shall be governed by a written request for a quote and purchase order.

6.  Confidentiality

6.1  Agreement Terms.

(a)  During the term or this Agreement and for five (5) years thereafter, GT shall not divulge to any third party any written information provided by BZEC and prominently marked "CONFIDENTIAL" when so provided; provided, however, that GT shall not be obligated to maintain as confidential any information now or hereafter in the public domain through no fault of GT or any information ordered to be divulged by a Court of competent jurisdiction, except that if BZEC shall default on this Agreement, then this paragraph shall be of no effect.

7.  Term and Termination

7.1  Duration.  This Agreement shall commence upon the Effective Date.  This Agreement shall terminate upon the completion by GT of the above-stated tasks.  Should BZEC desire that GT manufacture additional Biofield Devices, either a new contract may be entered by the parties hereto or the parties hereto may amend this agreement.  If BZEC defaults in any payment to GT required by this Agreement and remains in default for ten (10) business days after notice of default from GT, GT may void this Agreement by sending written Notice in accordance with paragraph 9.3.  If this Agreement shall be terminated as immediately aforesaid, GT shall have no obligation to perform any further work for BZEC or to return any monies paid to it by BZEC under this Agreement.  GT will provide BZEC with copies of blueprints, working drawings, and data and information relating to manufacture of Licensed Products which it has created from the Effective Date to the default date.

8.  Cooperation.

8.1  GT agrees to extend reasonable efforts to answer inquiries from any funder of BZEC or its representatives, counsel or consultants regarding the development, re-engineering and/or manufacture of the Biofield Devices in accordance with this Agreement.

8.2  GT agrees to extend reasonable efforts to answer inquiries from any major customer of BZEC or its representatives, counsel or consultant regarding the development, re-engineering and/or manufacture of the Biofield Devices in accordance with this Agreement.

9.  Miscellaneous and General

9.1  Interpretation.  The parties are equally responsible for the preparation of this Agreement, and in any legal proceeding the terms hereof shall not be more strictly construed against one party than the other.

9.2  Resolution of Disputes.  In the event the parties have a dispute or claim of any kind arising under this Agreement that they are unable to resolve through direct communications, such dispute shall be resolved through arbitration pursuant to the rules of the American Arbitration Association; provided, however, that (1) the Federal Rules of Evidence shall apply during any such arbitration, (2) any discovery permitted during such arbitration shall be completed within ninety (90) days of commencement of such arbitration, and (3) such arbitration shall be held in Atlanta, GA if either party asserts a claim against the other.

9.3 Notices.  All notices, statements and reports required or contemplated herein by one party to the other shall be in writing and shall be deemed to have been given upon delivery in person or upon the expiration of seven (7) days after deposit in a lawful mail depository, registered or certified mail postage prepaid, and addressed as follows:

If to BZEC:

Biofield Corp.
Suite One
175 Strafford Avenue
Wayne, PA 19087
ATTN: Mark S. Pearlstein, Esquire
Facsimile: 610-687-7757
E-mail: mspearls@att.net

If to Guided Therapeutics, Inc.:

Guided Therapeutics, Inc.
5835 Peachtree Corners East Suite D
Norcross, GA 30071
ATTN: Mark I. Faupel, Ph.D.
Facsimile: 770-242-8639
Email: mfaupel@guidedinc.com

Either party hereto may change the address to which notices to such party are to be sent by giving notice to the other party at the address and in the manner provided above.  Any notice herein required or permitted to be given may be given, in addition to the manner set forth above, by telex, facsimile or cable, provided that the party giving such notice obtains acknowledge-ment by telex, facsimile or cable that such notice has been received by the party to he notified.  Notice made in this manner shall be deemed to have been given when such acknowledgement has been transmitted.

9.4  Assignments and Inurement.  Except to the extent otherwise herein provided, neither party shall grant, transfer, convey, sublicense or otherwise assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, except in connection with the reorganization or sale of substantially all of the assets of the party's business or as otherwise explicitly permitted in this Agreement, and any attempt to do so shall be of no effect.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

9.5  Prior Inventory.  BZEC shall pay to GT the sum of $20,000, on or before July 30, 2010, as full payment for any and all GT charges for storage of existing BZEC materials stored at GT.  GT herein agrees that upon receipt of this payment, for itself and for its affiliates, subsidiaries, directors, officers, employees and any representative of any kind, it does release and forever discharge BZEC and its affiliates, subsidiaries, directors, officers, employees and any representative of any kind from any and all claims, demands, damages, costs, expenses, loss of services, actions and causes of action, arising from the storage of the aforesaid BZEC materials at GT.

9.5 (a)  Prior Inventory -- Removal.

BZEC shall be responsible to retrieve, within sixty (60) days of the Effective Date of this Agreement, at its sole cost and expense, all BZEC materials currently at GT, including but not limited to old devices, schematics, brochures, etc.   If BZEC should fail to retrieve the aforesaid materials within the specified time, ownership of these materials shall, without more, revert to GT.

9.6  Entire agreement.  This Agreement constitutes the entire Agreement between GT and BZEC with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

9.7  Headings.  The section and paragraph headings are for convenience and are not a part of this Agreement.

9.8  Severability.  All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of this illegal, invalid or unenforceable provision.  In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and rights granted herein shall terminate.

9.9  Choice of Law.  This Agreement is acknowledged to have been made in and shall be construed in accordance with the laws of the State of Georgia, United States of America; provided that all questions concerning the construction or effect of Licensed Patents shall be decided in accordance with the laws of the country in  which the particular patent application concerned has been filed or granted, as the case may be.

9.10  Use of Names.  BZEC shall not use GT's name, or the name of any entity affiliated with GT, in any advertisement or sales material unless it obtains the prior written consent of GT or the entity proposed to be named, which consent will not be unreasonably withheld or delayed.  The only exception to the foregoing is that BZEC may use the name of GT and any entity affiliated with GT (if required) for SEC filings.

IN WITNESS WHEREOF, GT has executed this Agreement and BZEC has caused this Agreement to be executed by its duly authorized representative as of the day and year written below.

GUIDED THERAPEUTICS, INC.

Date: July 27, 2010	By:	/s/ Mark L. Faupel
MARK L. FAUPEL, PH.D.,
CEO and PRESIDENT

BIOFIELD CORP.

Date: July 16, 2010	By:	/s/ David Bruce Hong
David Bruce Hong
President

EXHIBIT "A"

See Biofield GT Gant Chart -- sent in pdf.